Exhibit 12. (a)

         COMPUTATION OF RATIO OF INCOME TO FIXED CHARGES
         SEARS, ROEBUCK AND CO. AND CONSOLIDATED SUBSIDIARIES

                                                                Year Ended

    (millions, except ratios)                    1996      1995      1994      1993      1992
Fixed Charges
 Interest and amortization of
 debt discount and expense on
 all indebtedness                                $1,365    $1,373    $1,279    $1,318    $1,389

Add interest element implicit in rentals            121       119       114       105       165
                                                 ------    ------    ------    ------    ------
                                                  1,486     1,492     1,393     1,423     1,554
Interest capitalized                                  5         4         1         3        23
                                                 ------    ------    ------    ------    ------
Total fixed charges                              $1,491    $1,496    $1,394    $1,426    $1,577
                                                 ------    ------    ------    ------    ------
                                                 ------    ------    ------    ------    ------

Income (loss)
Income (loss) from continuing operations         $1,271    $1,025      $857      $625   ($1,812)
Deduct undistributed net income (loss)
 of unconsolidated companies                          8         9        (7)        6        (4)
                                                 ------    ------     ------    -----   --------
                                                  1,263     1,016       864       619    (1,808)
Add
Fixed charges (excluding interest capitalized)    1,486     1,492     1,393     1,423     1,554
Income taxes (benefit)                              834       703       614       329    (1,039)
                                                 ------    ------   -------    ------   --------
Income (loss) before fixed charges and
 income taxes                                    $3,583    $3,211    $2,871    $2,371   ($1,293)
                                                 ------    ------    ------    ------   --------
                                                 ------    ------    ------    ------   --------

Ratio of income to fixed charges                   2.40      2.15      2.06      1.66     (A)
                                                 ------    ------    ------    ------   --------
                                                 ------    ------    ------    ------   --------

(A)  As a result of the loss for the year ended December 31, 1992, earnings did not cover fixed charges by $2,870 million.